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                      February 10, 2023

       Willem Meintjes
       Chief Financial Officer
       Marvell Technology, Inc.
       1000 N. West Street, Suite 1200
       Wilmington, Delaware 19801

                                                        Re: Marvell Technology,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Form 10-Q for the
Fiscal Quarter Ended October 29, 2022
                                                            Form 8-K furnished
December 1, 2022
                                                            File No. 001-40357

       Dear Willem Meintjes:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing